Exhibit 99.1
EZCORP TO FORM GLOBAL STRATEGIC ALLIANCE
WITH CASH CONVERTERS
AUSTIN, Texas (March 21, 2011) — EZCORP, Inc. (NASDAQ: EZPW) announced today that it has agreed with Cash Converters International Limited to enter into a global strategic alliance to develop and introduce a suite of innovative financial services products under the “Cash Converters” brand. As a part of the strategic alliance, EZCORP is proposing to acquire from existing Cash Converters shareholders approximately 76.6 million Cash Converters shares for a price of AUS $0.91 per share (approximately US $69.5 million in aggregate). Ownership of these shares, when combined with EZCORP’s existing ownership of 124.4 million Cash Converters shares, would give EZCORP a controlling interest of approximately 53%. Completion of the proposed transaction, including the acquisition of the additional shares, is subject to approval by Cash Converters’ shareholders and the Supreme Court of Western Australia, as well as regulatory and other conditions.
Cash Converters is an owner and franchisor of retail stores, which buy and sell second-hand goods. Cash Converters and certain of its franchisees also offer short-term consumer loans, which are available through its store network and online. Including franchisees, there are over 600 stores operating under the Cash Converters brand in 21 countries. Cash Converters owns and operates 41 stores in Australia and 42 stores in the U.K., and has been successfully repurchasing franchisee stores in both territories in recent years.
Benefits of the Transaction
EZCORP and Cash Converters have identified the following benefits of the strategic alliance:
•	Global roll-out of integrated financial services solutions under the Cash Converters brand;

•	Potential for faster growth in more geographies by leveraging the respective acquisition, greenfield and franchise expertise of the two companies;

•	Access to each company’s suite of products and associated intellectual property for launch in existing and new territories;

•	Elimination of duplicative cost and effort in the design, testing and introduction of new products;

•	Effective utilization and sharing of complementary operational and marketing expertise; and

•	Higher returns on new product and systems investment through greater scale.
Paul Rothamel, President and Chief Executive Officer of EZCORP, stated: “Since EZCORP’s first investment in Cash Converters approximately 16 months ago, we have become increasingly impressed with Cash Converters’ business model. Cash Converters is a great brand, and having it already recognized in 21 countries accelerates our long-term strategic goal of being a global provider of integrated financial solutions to our customer demographic.”

Rothamel continued: “Cash Converters’ buy/sell model and its innovative loan products will complement our current product offerings, will provide additional financial solutions for our existing customers and will allow us to reach a broader range of customers in more countries. We look forward to working with the entire Cash Converters team to build and grow our strategic alliance.”
Peter Cumins, Managing Director of Cash Converters, said: “In only 16 months, EZCORP has proven to be a great partner for Cash Converters. By giving us access to EZCORP’s financial resources, management expertise and systems, this alliance both expands and accelerates our strategic growth plan, opening up many new opportunities for Cash Converters.”
Formation of Global Joint Ventures
If the transaction is approved, EZCORP and Cash Converters will establish two joint ventures:
•	One joint venture will develop opportunities outside of Australia, the United Kingdom, North America and South America, and will be owned equally by EZCORP and Cash Converters.

•	The other joint venture will focus on opportunities in North and South America, with 80% owned by EZCORP and the remaining 20% owned by Cash Converters.
EZCORP will continue to operate its existing businesses in North America, and Cash Converters will continue to operate its existing businesses in Australia and the United Kingdom. Both companies will have the right to pursue other business opportunities in any geography, so long as that business does not use any of the assets or rights owned by the joint ventures.
Cash Converters will contribute rights to its brand, as well as existing franchise rights in the relevant territories, and EZCORP will contribute US $3 million of initial working capital. Thereafter, capital contributions will be made, and profits shared, by the parties in line with joint venture ownership.
Each joint venture will be governed by a board of directors with representatives from both the EZCORP and Cash Converters organizations. Management of each joint venture will have a mandate to roll out a suite of integrated financial products and services, country-by-country, region-by-region, under the Cash Converters brand. The joint ventures will be able to select from the current and future product offerings of EZCORP and Cash Converters and deploy the best expertise and systems from among the partners. The roll-out strategy could include greenfield operations, franchising new operations, repurchase of existing franchises and acquisitions of third-party businesses.
Other Information
EZCORP’s acquisition of a controlling interest in Cash Converters is to be effected pursuant to a Scheme of Arrangement, which is conditional upon approval by at least 50% (by number) of the Cash Converters shareholders (other than EZCORP) present in person or by proxy at the scheme meeting and also by at least 75% of the votes cast at that meeting by such shareholders. Following shareholder approval, the scheme requires approval by the Supreme Court of Western Australia, and is also subject to regulatory and other conditions. If approved, the transaction is expected to close early in the second half of calendar 2011.

About EZCORP
EZCORP is a leading provider of specialty consumer financial services. It provides collateralized non-recourse loans, commonly known as pawn loans, and a variety of short-term consumer loans, including payday loans, installment loans and auto title loans, or fee-based credit services to customers seeking loans. At its pawn stores, the company also sells merchandise, primarily collateral forfeited from its pawn lending operations.
EZCORP operates more than 1,000 stores, including over 500 pawn stores in the U.S. and Mexico and over 500 short-term consumer loan stores in the U.S. and Canada. The company also has significant investments in Albemarle & Bond Holdings PLC (ABM.L), one of the U.K.’s largest pawnbroking businesses with over 130 stores, and Cash Converters International Limited (CCV.L and CCV.AUS), which franchises and operates a worldwide network of over 500 stores that provide financial services and sell pre-owned merchandise.
Special Note Regarding Forward-Looking Statements
This announcement contains certain forward-looking statements regarding EZCORP’s plans and strategy, including EZCORP’s expectations for the proposed strategic alliance with Cash Converters. These statements are based on EZCORP’s current expectations. Actual results in future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including changing market conditions in the overall economy and the industry, consumer demand for EZCORP’s products and services, as well as the products and services to be offered by the joint ventures with Cash Converters, and changes in the regulatory environment. For a discussion of various factors affecting EZCORP’s business and prospects, see EZCORP’s annual, quarterly and other reports filed with the Securities and Exchange Commission.
EZCORP Investor Relations
(512) 314-2220
investor_relations@ezcorp.com